Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

November 6, 2026

Fox Corporation

1211 Avenue of the Americas

New York, NY 10036

Ladies and Gentlemen:

We have acted as counsel to Fox Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of up to 22,383,838 shares of Class A common stock, par value $0.01 per share, of the Company (the “Shares”), which may be issued pursuant to the Fox Corporation 2019 Shareholder Alignment Plan, as amended through the date hereof, to include the issuance from time to time of the Shares (the “Plan”) in satisfaction of outstanding awards previously issued under the Amended and Restated 2017 Equity Incentive Plan (the “Roku Plan”) of Roku, Inc. (“Roku”) and assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of June 14, 2026 (the “Merger Agreement”), by and among the Company, Falcon Merger Sub 1, Inc., Falcon Merger Sub 2, LLC and Roku, as adjusted in accordance with the terms of the Merger Agreement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, (ii) the Merger Agreement, (iii) the Plan and the forms of award agreements (collectively, the “Agreements”) relating to awards granted under the Roku Plan that are being assumed by the Company, (iv) the Amended and Restated Certificate of Incorporation of the Company, (v) the Amended and Restated By-laws of the Company and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

November 6, 2026 Page 2

Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued and delivered upon the receipt of consideration constituting lawful consideration under Delaware law in accordance with the Plan and Agreements, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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